Exhibit 2(a)(i)(A)

CERTIFICATE OF AMENDMENT

to

CERTIFICATE OF TRUST

of

ING Asia Pacific High Dividend Fund

a Delaware Statutory Trust

This Certificate of Amendment to Certificate of Trust of ING Asia Pacific High Dividend Fund (the “Fund”) is being duly executed and filed in order to change the name of the Fund.

Name. The current name of the Fund is:

ING ASIA PACIFIC HIGH DIVIDEND FUND

Amendment. Effective as of the filing of this Certificate, the name of the Fund is changed to:

ING ASIA PACIFIC HIGH DIVIDEND EQUITY INCOME FUND

IN WITNESS WHEREOF, the undersigned does hereby make and enter into this Certificate of Amendment to Certificate of Trust as of this 11th day of January, 2007.

/s/ Robert S. Naka
Robert S. Naka Trustee